Member FINRA/SIPC

1461 Glenneyre Street, Suite D

Laguna Beach, CA 92651

Phone (866) 209-1955

SELLING AGENCY AGREEMENT AMENDMENT

December 12, 2023

IntelGenx Technologies Corp.

6420 Abrams

St-Laurent (QC) H4S 1Y2

Canada

Re: First Amendment to Engagement Letter for Proposed Preferred Stock Offering

Mr. Godin,

Reference is made to the letter agreement, dated December 4, 2023 (the "Engagement Letter"), by and between IntelGenx Technologies Corp. (the "Company") and Digital Offering, LLC ("DO" or the "Selling Agent"), relating to the planned primary offering under Regulation A of the Securities Act of 1933, as amended (the "Offering"), by and for the Company consisting of the Company's Preferred Stock.

The parties to the Engagement Letter desire to amend the Engagement Letter as follows:

1. Amendment.

a. Section 7 of the Engagement Letter is hereby deleted in its entirety and the following is hereby substituted in its stead:

7. The Company agrees to pay a due diligence fee of $25,000, which shall be paid on the signing of this Agreement. This payment shall be reimbursed to the Company to the extent not actually incurred, in compliance with FINRA Rule 5110(g)(4)(a). The Company shall be responsible for and pay all expenses relating to the Offering, including, without limitation, all filing fees and communication expenses relating to the qualification of the Securities to be sold in the Offering with the Commission and the filing of the offering materials with FINRA; if applicable, all fees and expenses relating to the listing of such Securities on the OTCQB, OTCQX, Nasdaq market system, NYSE or NYSE MKT as the Company and DO together determine, all fees, expenses and disbursements relating to the registration or qualification of such Securities; the costs of all mailing and printing of the Offering documents (including the Offering Agreement, any Blue Sky Surveys and, if appropriate, any Agreement Among Selected Dealers' Agreement and Selling Agent's Questionnaire), Offering Statements, Offering Circulars and all amendments, supplements and exhibits thereto and as many preliminary and final Offering Circulars as DO may reasonably deem necessary; the costs and expenses of the public relations firm referred to in Paragraph 11(g) hereof; the costs of preparing, printing and delivering certificates representing such Securities; fees and expenses of the transfer agent for such Securities; stock transfer taxes, if any, payable upon the transfer of securities from the Company to DO; the fees and expenses of the Company's accountants and the fees and expenses of the Company's legal counsel and other agents and representatives. Upon the execution of the engagement letter, the Company at its own expense will conduct background checks, by a background search firm acceptable to DO, for the Company's senior management. Upon DO's and the Company's mutual agreement, the Company shall provide funds to pay all such fees, expenses and disbursements in advance. For the sake of clarity, it is understood and agreed that the Company shall be responsible for DO's reasonable and documented legal costs up to a maximum of $75,000, whether the Offering is consummated, the Company terminates this Agreement or DO terminates this Agreement as the result of the Company's material breach of this Agreement, which breach is not cured within ten (10) days following written notice to the Company from DO of such breach of which in an initial retainer of $10,000 is to be paid on signing of this Agreement to counsel and the balance out closings. The $10,000 payment shall be reimbursed to the Company to the extent not actually incurred, in compliance with FINRA Rule 5110(g)(4)(a). The Company shall be solely responsible for work, fees, costs and expenses in connection with any required Blue Sky filings.

Member FINRA/SIPC

1461 Glenneyre Street, Suite D

Laguna Beach, CA 92651

Phone (866) 209-1955

b. Section 8 of the Engagement Letter is hereby deleted in its entirety and the following is hereby substituted in its stead:

8. While the Commission is reviewing the Offering Statement, DO may plan and arrange one or more "road show" marketing trips for the Company's management to meet with prospective investors. Such trips will include visits to a number of prospective institutional and retail investors. DO shall pay all of its expenses relating to such road shows including, without limitation, travel and lodging expenses, associated with such trips.

2. Effect of Amendment.  Except as amended as set forth above, the Engagement Letter shall continue in full force and effect.

3. Modification. This Amendment may not be modified or amended except in writing duly executed by the parties hereto.

4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Amendment. All counterparts so executed shall constitute one Amendment binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart. Each of the parties hereto shall sign a sufficient number of counterparts so that each party will receive a fully executed original of this Amendment.

Member FINRA/SIPC

1461 Glenneyre Street, Suite D

Laguna Beach, CA 92651

Phone (866) 209-1955

Accepted and agreed as of the date first written above:

DIGITAL OFFERING, LLC

By:	/s/ Gordon McBean
Gordon McBean
CEO

INTELGENX TECHNOLOGIES CORP.

By	/s/ Andre Godin
Name:	Andre Godin
Title:	President & CFO